Press Release #201108	FOR IMMEDIATE RELEASE	March 10, 2011

New Advisor Mineral Exploration; Options Granted

Vancouver, BC—Enertopia Corporation (ENRT) (TOP) (the "Company" or "Enertopia") announces that it has appointed Mr. Donald Findlay as an Advisor focused on mineral exploration.

Mr. Findlay has worked in the resource exploration business since 1980. He has worked in different capacities from consultant to the positions of Senior Exploration Geologist and Exploration Manager. Mr. Findlay completed his MSc in geology in 1978 with his thesis on copper molybdenum porphyry deposits.

“I’ve known Donald for several years and I welcome him to Enertopia”, said Robert McAllister, President. Mr. Findlay’s geological expertise is expected to be of significant value to the Company as it moves forward on the resource exploration side of the company. Mr. Findlay will receive an honorarium of CDN $2,000 for the first year of his participation on our Advisory Board and a grant of 150,000 options exercisable at a price of $0.15 in connection with his engagement.

About Enertopia

Enertopia (www.enertopia.com) shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6422

Media Contact:
Pat Beechinor, Media Relations, Enertopia Corporation
403.463.4119 or beechinor@utopia2030.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements include: (i) the Company creating a new business division focusing on natural resource acquisitions and exploration; (ii) the Company’s proposed acquisition of the Claims; and (iii) the Company’s belief that the ability to enhance shareholder value within the natural resource sector is considerable today. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, access to capital, and other factors which may be identified from time to time in the Company's public announcements and filings. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.